$500,000,000

CREDIT AGREEMENT

dated as of May 6, 2008

by and among

W.W. GRAINGER, INC.,

as Borrower,

the Lenders referred to herein,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

JP MORGAN CHASE BANK, N.A.

as Syndication Agent,

and

COMMERCE BANK, N.A., and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Book Runner

ii

iii

iv

Section 10.11	Performance of Duties		56
Section 10.12	All Powers Coupled with Interest		56
Section 10.13	Survival of Indemnities		56
Section 10.14	Titles and Captions		56
Section 10.15	Severability of Provisions		56
Section 10.16	Counterparts		56
Section 10.17	Term of Agreement		56
Section 10.18	Advice of Counsel		56
Section 10.19	No Strict Construction		56
Section 10.20	PATRIOT Act Notice		57
Section 10.21	Inconsistencies with Other Documents; Independent Effect of Covenants		57

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Assignment and Acceptance

SCHEDULES

Schedule 1.1	-	Lenders and Commitments
Schedule 5.5	-	Litigation
Schedule 5.7	-	ERISA
Schedule 5.15	-	Subsidiaries and Minority Interests
Schedule 5.16	-	Insurance Matters
Schedule 7.1	-	Existing Liens

v

CREDIT AGREEMENT, dated as of the 6th day of May, 2008, by and among W.W. GRAINGER, INC., an Illinois corporation, as Borrower, the lenders who are or may become a party to this Agreement, as Lenders, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend a term loan credit facility to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.

“Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 9.8.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote twenty-five percent (25%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means $500,000,000.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 3.1(c).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Asset Sale” shall have the meaning assigned thereto in Section 7.2.

“Assignment and Acceptance” shall have the meaning assigned thereto in Section 10.9(b).

“Bankruptcy Code” means 11 U.S.C. §101, et seq., and the rules and regulations thereunder, each as amended or modified from time to time, and any similar federal or state law for the relief of debtors.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Benefited Lender” shall have the meaning assigned thereto in Section 3.6.

“Borrower” means W.W. Grainger, Inc., an Illinois corporation, in its capacity as borrower hereunder.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Change of Control” means any one or more of the following:

(a)       the acquisition or holding by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by any Exempt Person, the

Borrower, any Subsidiary, or any employee benefit plan of the Borrower or a Subsidiary of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding common stock or the combined voting power of the Borrower’s then-outstanding voting securities entitled to vote generally in the election of directors (“Voting Power”); or

(b)       individuals who, as of the Closing Date, constitute the board of directors of the Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Borrower; provided that any individual who becomes a director after the Closing Date whose election or nomination for election by the Borrower’s shareholders was approved by at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest (as described in Rule 14a-12(c) under the Exchange Act) relating to the election of the directors of the Borrower) shall be deemed to be members of the Incumbent Board.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 1.1 hereto.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Tangible Net Worth” means, at any date, on a Consolidated basis for the Borrower and its Subsidiaries, in accordance with GAAP, Consolidated stockholders equity of the Borrower and its Subsidiaries minus the aggregate amount of any intangible assets of the Borrower and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Hedging Agreement. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (b) in the case of Hedging Agreements, be determined in accordance with the definition of “Hedging Agreement” herein and (c) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Credit Facility” means the term loan credit facility established pursuant to Article II.

“Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all liabilities for the deferred purchase price of property acquired by such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person, and (h) all net payment obligations incurred by any such Person pursuant to Hedging Agreements.

“Debt Rating” shall have the meaning assigned thereto in Section 3.1(c).

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA

Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System.

“Event of Default” means any of the events specified in Section 8.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Exempt Person” means any of the following:

(a)       any descendant of W.W. Grainger, or any spouse, widow or widower of such descendant (such descendants, spouses, widows and widowers collectively defined as the “Grainger Family Members”);

(b)       any descendant of E.O. Slavik or any spouse, widow or widower of any such descendant (such descendants, spouses, widows and widowers collectively defined as the “Slavik Family Members” and with the Grainger Family Members collectively defined as the “Family Members”);

(c)       any trust which is in existence on the date of this Agreement and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before the date of this Agreement, and The Grainger Foundation (such trusts, estates and named entity collectively defined as the “Grainger Family Entities”);

(d)       any trust which is in existence on the date of this Agreement and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the date of this Agreement, Mark IV Properties, Inc., and Mountain Capital Corporation (such trusts, estates and named entities collectively defined as the “Slavik Family Entities” and with the Grainger Family Entities collectively defined as the “Existing Family Entities”);

(e)       any estate of a Family Member who dies after the date hereof, or any trust established after the date hereof by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Code (“Charitable Organizations”), collectively, are the beneficiaries of at least fifty percent (50%) of the actuarially-determined beneficial interests in such estate or trust;

(f)        any Charitable Organization which is established by one or more Family Members or Existing Family Entities (a “Family Charitable Organization”);

(g)       any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations; and

(h)       any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Fee Letter” means the letter from the Administrative Agent and the Lead Arranger to the Borrower, dated March 24, 2008, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 10.8) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligations” shall have the meaning assigned thereto in the definition of Contingent Obligation.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other approval of any Governmental Authority, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Independent Auditor” shall have the meaning assigned thereto in Section 6.1(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investments” shall have the meaning assigned thereto in Section 7.4.

“Lead Arranger” means Wachovia Capital Markets, LLC and its successors.

“Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 10.9.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Ratable Share of the Loans.

“LIBOR Interest Period” shall have the meaning assigned thereto in Section 3.1(b)(i).

“LIBOR Rate” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable LIBOR Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period for a period equal to such LIBOR Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease.

“Loan Documents” means, collectively, this Agreement, the Notes, and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the loans made to the Borrower pursuant to Section 2.1.

“Margin Stock” means “margin stock” as such term is defined in Regulations T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document.

“Maturity Date” means the fourth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Notes” means the collective reference to the term loan notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Credit Facility, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; “Note” means any of such Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.2(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.3(b).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender hereunder at the time such Hedging Agreement is executed (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations”) and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Note, or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

“Other Taxes” shall have the meaning assigned thereto in Section 3.11(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” means an Acquisition (i) with respect to which the target (or its board of directors or equivalent governing body) has not announced that it will oppose such Acquisition or commenced any litigation which alleges that such Acquisition violates or will violate any Applicable Law and (ii) which occurs when no Event of Default or Unmatured Event of Default exists or will result therefrom.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Ratable Share” means, as to any Lender, the ratio of (a) the amount of the outstanding Loans of such Lender at such time to (b) the aggregate outstanding Loans of all of the Lenders at such time, expressed as a percentage.

“Register” shall have the meaning assigned thereto in Section 10.9(d).

“Related Party” means, with respect to any Person, each of such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replaced Lender” shall have the meaning assigned thereto in Section 3.12(c).

“Replacement Lender” shall have the meaning assigned thereto in Section 3.12(c).

“Required Lenders” means, at any date, any combination of Lenders the Ratable Share of which aggregate more than fifty percent (50%).

“Responsible Officer” means any of the following: (i) the Chief Executive Officer of the Borrower, (ii) the Chairman of the Board of the Borrower, (iii) the President of the Borrower, (iv) the Senior Vice President and Chief Financial Officer of the Borrower, and (v) the Vice President and Treasurer of the Borrower, or any other officer of the Borrower reasonably acceptable to the Administrative Agent.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/-sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/

enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments.

“Taxes” shall have the meaning assigned thereto in Section 3.11(a).

“United States” means the United States of America.

“Unmatured Event of Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

Section 1.2      General. Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Charlotte time” shall refer to the applicable time of day in Charlotte, North Carolina.

Section 1.3	Other Definitions and Provisions.

(a)       Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b)       Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

TERM LOAN CREDIT FACILITY

Section 2.1      Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Loans to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. No Loans shall be made at any time after the Closing Date. To the extent repaid, Loans may not be reborrowed.

Section 2.2	Procedures for Borrowing.

(a)       Request for Borrowing on the Closing Date. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (Charlotte time) (i) on the Closing Date in the case of a borrowing comprised of Base Rate Loans and (ii) at least three (3) Business Days prior to the Closing Date in the case of a borrowing comprised of LIBOR Rate Loans, of its intention to borrow, specifying (A) the amount of such borrowing on the Closing Date, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (B) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (C) in the case of a LIBOR Rate Loan, the duration of the LIBOR Interest Period applicable thereto; provided that in the case of a borrowing comprised of LIBOR Rate Loans on the Closing Date, the Borrower shall also deliver to the Administrative Agent with any Notice of Borrowing, a LIBOR indemnity letter in form and substance reasonably acceptable to the Administrative Agent. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)       Disbursements of Loans. Not later than 2:00 p.m. (Charlotte time) on the Closing Date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the

Administrative Agent, equal to the amount of such Lender’s Commitment. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 3.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of the Loans requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its share of such borrowing.

Section 2.3	Repayment of Loans.

(a)       Mandatory Repayments. Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the outstanding principal amount of the Loans on the dates and in the amounts set forth below:

Date	Payment Amount
August 31, 2009	$8,333,333.33
November 30, 2009	$8,333,333.33
February 28, 2010	$8,333,333.33
May 31, 2010	$12,500,000.00
August 31, 2010	$12,500,000.00
November 30, 2010	$12,500,000.00
February 28, 2011	$12,500,000.00
May 31, 2011	$12,500,000.00
August 31, 2011	$12,500,000.00
November 30, 2011	$12,500,000.00
February 29, 2012	$12,500,000.00
Maturity Date	$375,000,000.01

Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

(b)       Optional Prepayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and (ii) $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9. Each prepayment of the Loans made pursuant to this Section 2.3(b) shall be applied to reduce the outstanding principal amount of the Loans with such reduction to be applied to the remaining scheduled principal payments on a pro rata basis.

(c)       Application of Payments. Upon receipt by the Administrative Agent of each payment made pursuant to Section 2.3, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its Ratable Share of such payment and shall wire advice of the amount of such credit to each Lender.

(d)       Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the LIBOR Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.9.

(e)       Hedging Agreements. No repayment or prepayment pursuant to this Section 2.3 shall affect any of the Borrower’s obligations under any Hedging Agreement.

Section 2.4      Notes. The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in substantially the form of Exhibit A executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

ARTICLE III

GENERAL LOAN PROVISIONS

Section 3.1	Interest.

(a)       Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower, the Loans shall bear interest at (A) the Base Rate plus the Applicable Margin for Base Rate Loans as set forth in Section 3.1(c) or (B) the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans as set forth in Section 3.1(c) (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower shall have delivered to the Administrative Agent prior to funding of the Loans on the Closing Date a LIBOR indemnity letter in form and substance reasonably satisfactory to the Administrative Agent). The Borrower shall select the rate of interest and LIBOR Interest Period, if any, applicable to the Loans at the time the Notice of Borrowing is given on the Closing Date pursuant to Section 2.2(a) or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2. Each Loan bearing interest based on the Base Rate shall be a “Base Rate Loan”, and each Loan bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan”. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)	Interest Periods.

(i)        In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 3.1(a), shall elect an interest period (each, a “LIBOR Interest Period”) to be applicable to such Loan, which LIBOR Interest Period shall be a period of one (1), two (2), three (3), six (6) or, subject to approval of all of the Lenders, nine (9) or twelve (12) months with respect to each LIBOR Rate Loan; provided that the Borrower may choose a non-standard LIBOR Interest Period reasonably acceptable to Administrative Agent (x) prior to the first amortization date for purposes of aligning LIBOR contract maturity dates with scheduled amortization dates, or (y) for purposes of aligning LIBOR contract maturity dates with the Maturity Date; and provided further that:

(A)      each LIBOR Interest Period shall commence on the Closing Date or date of conversion to any LIBOR Rate Loan and, in the case of immediately successive LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the date on which the immediately preceding LIBOR Interest Period expires;

(B)      if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided, that if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the immediately preceding Business Day;

(C)      any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period; and

(D)	no LIBOR Interest Period shall extend beyond the Maturity Date.

(ii)       There shall be no more than six (6) LIBOR Interest Periods in effect at any time.

(c)       Applicable Margin. The Applicable Margin provided for in Section 3.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below and determined by reference to the most recently announced senior unsecured long-term, non-credit enhanced debt rating (“Debt Rating”) of the Borrower as determined by Standard & Poor’s and Moody’s as set forth below.

Pricing Level	Debt Rating (S&P/Moody’s)	Applicable LIBOR Margin	Applicable Base Rate Margin
I	Greater than or equal to A/A2	.75%	0.00%
II	Greater than or equal to BBB+/Baa1, but less than A/A2	1.00%	0.00%
III	Greater than or equal to BBB-/Baa3, but less than BBB+/Baa1	1.25%	0.25%
IV	BB+/Ba1	1.75%	0.75%
V	Less than BB+/Ba1	3.75%	2.75%

In the event that both Moody’s and Standard & Poor’s shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph) or during the existence of an Event of Default, then such Debt Rating shall be deemed to be at Pricing Level V. In the event that either of Moody’s or Standard & Poor’s shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such Debt Rating shall be deemed to be at the Pricing Level corresponding to the Debt Rating by Moody’s or Standard & Poor’s (whichever does have a Debt Rating in effect as of such date) that is in effect on such date. In the event that the corresponding Debt Ratings publicly announced by Standard & Poor’s and Moody’s listed above differ by (i) one level, the Applicable Margin shall be based upon the Pricing Level which corresponds to the Debt Rating which is the higher of such announced Debt Ratings, and (ii) two or more levels, the Applicable Margin shall be based upon the Pricing Level which corresponds to the Debt Rating which is one rating below the higher of such announced Debt Ratings. Any change in the Applicable Margin shall be effective on the date upon which a change in the Borrower’s applicable Debt Rating is announced or is made publicly available. In all cases, the Borrower shall notify the Administrative Agent of any change in the applicable Debt Rating within five (5) Business Days of the date upon which such change is announced or publicly made available. If the rating system of Moody’s and Standard & Poor’s shall change, or if both of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

(d)       Default Rate. Subject to Section 8.3, at the request or with the consent of the Required Lenders upon the occurrence and during the continuance of an Event of Default (except for an Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g), for which no such request by or consent of the Required Lenders shall be required) (i) the Borrower shall no longer have the option to convert any Loan to or continue any Loan as a LIBOR Rate Loan, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable LIBOR Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e)       Interest Payment and Computation. Interest shall be payable (i) in respect of each Base Rate Loan, in arrears on the last Business Day of each calendar quarter commencing June 30, 2008; (ii) in respect of each LIBOR Rate Loan, on the last day of each LIBOR Interest Period applicable thereto, and if such LIBOR Interest Period extends over three (3) months, at the end of each three (3) month interval during such LIBOR Interest Period, and (iii) upon any payment of any Loan pursuant to Section 2.3, to the extent accrued on the amount being paid or prepaid, and (iv) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

(f)        Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Section 3.2      Notice and Manner of Conversion or Continuation of Loans. Provided that no Unmatured Event of Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any LIBOR Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the LIBOR Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the LIBOR Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

Section 3.3      Fees. The Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the Fee Letter in the amounts and at the times as required by the terms thereof.

Section 3.4      Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Ratable Share (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its Ratable Share (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 3.8, 3.9, 3.10, 3.11 or 10.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 3.1(b)(i), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

Section 3.5      Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 8.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) then to all Administrative Agent’s fees then due and payable, (d)

then to accrued and unpaid interest on the Loans, accrued and unpaid interest on any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (in accordance with the Ratable Shares of the Lenders), and (e) then to the principal amount of the Loans (in accordance with the Ratable Shares of the Lenders).

Section 3.6      Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) (other than pursuant to Sections 3.8, 3.9, 3.10, 3.11 or 10.2) in excess of its Ratable Share thereof, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

Section 3.7      Nature of Obligations of Lenders Regarding Loans; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and to make any other payments required under Section 10.2 are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after the Closing Date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including the Closing Date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 3.7 shall be conclusive, absent manifest error. If such Lender’s Ratable Share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after the Closing Date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Ratable Share of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Ratable Share of such Loan available on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make its Ratable Share of such Loan available on the Closing Date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Ratable Share shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

Section 3.8	Changed Circumstances.

(a)       Circumstances Affecting LIBOR Rate Availability. If with respect to any LIBOR Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 Page (or any successor page) or offered to the Administrative Agent or such Lender for such LIBOR Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current LIBOR Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such LIBOR Interest Period.

(b)       Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor their obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current LIBOR Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such LIBOR Interest Period.

(c)       Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

(i)        shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note or Loan or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note or Loan or any other amounts due under this Agreement in respect thereof (except for changes in the rate of franchise tax or tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); provided that the Borrower shall not be obligated to pay any amounts pursuant to this Section 3.8(c)(i) to the extent that such amounts are duplicative of any amounts paid by the Borrower pursuant to Section 3.11; or

(ii)       shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System except as provided in Section 3.8(d)), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Loan;

and the result of any of the foregoing events described in clause (i) or (ii) above is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.8(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that all outstanding Loans of such Lender were LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender, together with supporting documentation or calculations, shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for in the absence of facts or circumstances indicating that it has been made in error.

Notwithstanding the foregoing in this Section 3.8(c), if any Lender fails to notify the Borrower of any event which would entitle such Lender to compensation pursuant to this Section 3.8 within one hundred twenty (120) days after such Lender obtains knowledge of such event, then such Lender shall not be entitled to any compensation from the Borrower for any such increased cost or reduction of return arising prior to the date which is one hundred twenty (120) days before the date on which such Lender notifies the Borrower of such event. Amounts payable under this Section 3.8 shall be without duplication of amounts payable under Sections 3.9, 3.10 or 3.11.

(d)       Eurodollar Reserve Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on any LIBOR Rate Loan, additional interest at a rate per annum determined by such Lender up to but not exceeding the excess of (i)(A) the applicable LIBOR Rate divided by (B) one minus the Eurodollar Reserve Percentage for such day over (ii) the applicable LIBOR Rate. Any Lender desiring to require payment of such additional interest shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the LIBOR Rate Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each LIBOR Interest Period commencing at least three Business Days after the giving of such notice.

Section 3.9      Indemnity. The Borrower hereby agrees to indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the LIBOR Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Ratable Share of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 3.10    Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, below the rate which such

Lender or such other corporation could have achieved but for such introduction, change or compliance, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction suffered. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.10; provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section 3.10 (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

Section 3.11	Taxes.

(a)       Payments Free and Clear. Except as otherwise provided in Section 3.11(e), any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 3.11(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 3.11(d).

(b)       Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c)       Indemnity. Except as otherwise provided in Section 3.11(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)       Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e)       Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Forms W-9, Forms W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 3.11 or Section

3.8(c), (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 3.11(e), other than to the extent that such failure is due to a change in law occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) if such additional amounts are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.

(f)        If the Administrative Agent or a Lender determines, in good faith, that it has received a refund from the relevant Governmental Authority of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.11, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.11 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes not expressly required to be made available hereunder which it reasonably deems confidential) to the Borrower or any other Person.

(g)       Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.11 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 3.12	Mitigation of Loss; Replacement of Lenders.

(a)       If any Lender requests compensation pursuant to Section 3.8 or Section 3.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.8, Section 3.10 or Section 3.11, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)       If any Lender requests compensation pursuant to Section 3.8 or Section 3.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.9), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment);

provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, breakage costs and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation pursuant to Section 3.8 or Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)       To the extent that any Lender (a “Replaced Lender”) is required to assign all of its interests, rights and obligations under this Agreement to an assignee (a “Replacement Lender”) pursuant to this Section 3.12, upon the execution of all applicable assignment documents and the satisfaction of all other conditions set forth herein, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to the indemnification provisions under this Agreement, which provisions shall survive as to such Replaced Lender.

(d)       The Borrower will have the right to replace (i) all (but not less than all) Lenders whose Ratable Shares aggregate less than 50%, who have declined to provide their consent to an amendment or waiver of any provision of this Agreement or any other Loan Document that requires the consent of all of the Lenders and (ii) any Lender who has declined to provide its consent to an amendment or waiver of any provision of this Agreement or any other Loan Document that requires the consent of the Required Lenders, and the Required Lenders have so provided their consent, provided that in each case under clauses (i) and (ii), (A) no Default or Event of Default has occurred and is continuing, (B) the Borrower has satisfied all of its obligations under this Agreement relating to such Lenders, (C) any Replacement Lender is reasonably acceptable to the Administrative Agent, (D) the Borrower has paid the Administrative Agent a $3,500 administrative fee if such Replacement Lender is not an existing Lender and (E) the Loans of the Replacement Lenders shall cover the Loans of the Lenders replaced under this Section 3.12(d) dollar for dollar.

ARTICLE IV

CLOSING; CONDITIONS OF CLOSING AND BORROWING

Section 4.1      Closing. The closing shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. at 10:00 a.m. on May 6, 2008, or on such other date and time and at such place as the parties hereto shall mutually agree.

Section 4.2      Conditions to Closing and Initial Loans. The obligation of the Lenders to close this Agreement and to make the Loans, if any, is subject to the satisfaction of each of the following conditions:

(a)       Executed Loan Documents. This Agreement and to the extent requested by any Lender in accordance with Section 2.4, a Note for such Lender, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Unmatured Event of Default or Event of Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

(b)	Closing Certificates; etc.

(i)        Officer’s Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement are true, correct and complete as of the Closing Date; that the Borrower is not in violation of any of the covenants contained in this Agreement; that, after giving effect to the transactions contemplated by this Agreement, no Unmatured Event of Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

(ii)       Certificate of Secretary of the Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) the certificate required to be delivered pursuant to Section 4.2(b)(iii).

(iii)      Certificate of Good Standing. The Administrative Agent shall have received a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.

(iv)      Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall request.

(v)       Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 3.11(e).

(c)	Consents; Defaults.

(i)        Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(ii)       No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii)      No Event of Default. No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(d)	Financial Matters.

(i)        Financial Statements. The Administrative Agent shall have received the most recent Consolidated financial statements of the Borrower, in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.

(ii)       Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth in the Fee Letter or referenced in Section 3.3 that are due on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e)	Miscellaneous.

(i)        Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of the Loans on the Closing Date are to be disbursed.

(ii)       Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender that:

Section 5.1      Corporate Existence and Power. The Borrower and each of its Subsidiaries:

(a)       is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)       has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c)       is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)	is in compliance with all Applicable Law;

except, in each case referred to in clause (a) or clause (b) with respect to Subsidiaries, and clause (c) or clause (d) with respect to the Borrower or its Subsidiaries, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.2      Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is party have been duly authorized by all necessary corporate action, and do not and will not:

(a)	contravene the terms of any of the Borrower’s Organization Documents;

(b)       conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

(c)	violate any Applicable Law.

Section 5.3      Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement except for those obtained on or before the Closing Date or those the failure of which to obtain would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.4      Binding Effect. This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower (to the extent it is a party thereto), enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.5      Litigation. Except as specifically disclosed in Schedule 5.5 or in the Borrower’s reports on Form 10-K and 10-Q filed with the SEC through December 31, 2007, there are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective properties which:

(a)       purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)       if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 5.6      No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.1(e).

Section 5.7	ERISA Compliance. Except as specifically disclosed in Schedule 5.7:

(a)       Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. The Borrower and each ERISA Affiliate has made all required contributions to any Pension Plan and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)       There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)       Neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

Section 5.8      Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.7. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 5.9      Title to Properties. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted pursuant to Section 7.1.

Section 5.10    Taxes. The Borrower and its Subsidiaries have filed or have obtained extensions from filing all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable in connection therewith, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.11	Financial Condition.

(a)       The audited Consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 2007 (the Consolidated balance sheet, and the related Consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows) for the fiscal year ended on such date:

(i)        were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(ii)       fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b)       The audited Consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 2007 and the Borrower’s Form 10-K filed with the SEC for the fiscal year ending December 31, 2007 show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations as required to be disclosed under the applicable rules and regulations promulgated or approved by the SEC.

(c)	Since December 31, 2007, there has been no Material Adverse Effect.

Section 5.12    Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.13    Regulated Entities. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 5.14    No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Applicable Law, which could reasonably be expected to have a Material Adverse Effect.

Section 5.15    Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in part A of Schedule 5.15 and has no material equity investments in any other corporation or entity other than those specifically disclosed in part B of Schedule 5.15.

Section 5.16    Insurance. Except as specifically disclosed in Schedule 5.16, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

Section 5.17    Full Disclosure. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 5.18	OFAC; Anti-Terrorism Laws.

(a)       Neither the Borrower nor any Subsidiary (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)       Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

Section 6.1      Financial Statements. The Borrower shall deliver to the Administrative Agent and the Lenders, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)       As soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related Consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm (the “Independent Auditor”) which report (x) shall state that such Consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower’s or any Subsidiary’s records.

(b)       As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related Consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries.

(c)       So long as the Borrower is required to make filings of Forms 10-K and 10-Q with the SEC, the delivery of such Forms 10-K and 10-Q to the Administrative Agent and each Lender within the time periods set forth above shall satisfy the requirements of Section 6.1(a) and (b) (it being agreed that the requirements of this subsection (c) may be satisfied by the Borrower making available to the Administrative Agent and the Lenders its applicable quarterly and annual reports on Forms 10-Q and 10-K).

Section 6.2      Certificates; Other Information. The Borrower shall furnish to the Administrative Agent and the Lenders:

(a)       concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of a Responsible Officer stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or Unmatured Event of Default, except as specified in such certificate;

(b)       promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC; and

(c)       promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower provides notice to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders) that such information has been posted on the Borrower’s website on the internet at the website specified in such notice to which each of the Administrative Agent and each Lender has access without charge; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another similar secure electronic system (the “Platform”) to which each of the Administrative Agent and each Lender has access without charge; provided that (x) if any Lender lacks access to the internet or SyndTrak or the Borrower is unable to deliver such documents electronically, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders) of the posting of any documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.3      Notices. The Borrower shall notify the Administrative Agent and each Lender promptly after a Responsible Officer obtains knowledge of:

(a)	the occurrence of any Event of Default or Unmatured Event of Default;

(b)       any of the following matters that has resulted or may reasonably be expected to result in a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary including pursuant to any applicable Environmental Law;

(c)       the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than ten (10) days after such event; provided that the Borrower shall notify the Administrative Agent and each Lender not less than ten (10) days before the occurrence of any event described in clause (ii) below), and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

(i)        the filing of a notice of intent to terminate a Pension Plan, or the commencement of proceedings by the PBGC to terminate a Pension Plan or a Multiemployer Plan;

(ii)       a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

(iii)      an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(iv)      the adoption of any Pension Plan by the Borrower or any ERISA Affiliate; or

(v)       a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; and

(d)       any material change in accounting policies or financial reporting practices by the Borrower or any of its Consolidated Subsidiaries to the extent not disclosed in the Borrower’s most recent Form 10-K or Form 10-Q.

Each notice under this Section 6.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

Section 6.4      Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each Subsidiary to:

(a)       preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation or organization, except, in the case of any Subsidiary, where the failure to so preserve and maintain its corporate existence and good standing could not reasonably be expected to have a Material Adverse Effect;

(b)       preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2, except, in the case of any Subsidiary, where the failure to so preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises could not reasonably be expected to have a Material Adverse Effect;

(c)       use reasonable efforts, in the ordinary course of business, to preserve its business organization and business goodwill; and

(d)       preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.5      Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.6      Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.7      Payment of Obligations. The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable all their respective obligations and liabilities, including:

(a)       all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

(b)       all lawful claims which, if unpaid, would by law become a Lien upon its property which would not be permitted hereunder; and

(c)       at any time, all Debt in excess of $300,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

Section 6.8      Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all Applicable Laws of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.9      Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to, maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law.

Section 6.10    Inspection of Property and Books and Records. The Borrower shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. Following the occurrence and during the continuation of an Event of Default, the Borrower shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at the expense of the Borrower and at any time during normal business hours without advance notice.

Section 6.11    Environmental Laws. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in a manner which complies with all Environmental Laws.

Section 6.12    Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes (including Permitted Acquisitions and back-up for the Borrower's commercial paper program) not in contravention of any Applicable Law or of any Loan Document.

Section 6.13    OFAC, PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and

(ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

Section 7.1      Limitation on Liens. The Borrower will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired; except

(a)       Liens in respect of property of the Borrower or a Subsidiary existing on the Closing Date and described in Schedule 7.1, but no extension, renewal or replacement of any such Lien except as permitted by Section 7.1(f);

(b)       Liens in respect of property acquired or constructed by the Borrower or a Subsidiary after the Closing Date, which are created at the time of or within one hundred eighty (180) days after acquisition or completion of construction of such property to secure Debt assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case;

(i)        no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be; and

(ii)       the aggregate principal amount of Debt secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;

(c)       Liens in respect of property acquired by the Borrower or a Subsidiary after the Closing Date, existing on such property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the Closing Date becomes a Subsidiary or is consolidated with or merged with or into the Borrower or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be;

(d)       Liens securing Debt owed by a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;

(e)       Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; and

(f)        Liens which would otherwise not be permitted by this Section 7.1 securing additional Debt of the Borrower or a Subsidiary; provided that after giving effect thereto the aggregate unpaid principal amount of such Debt (including obligations of such Borrower or Subsidiary as lessee under any Capital Leases, taken at the capitalized amount thereof accounted for as debt in accordance with GAAP) of the Borrower and its Subsidiaries secured by such Liens permitted by this Section 7.1(f) shall not at any time exceed twenty percent (20%) of Consolidated Tangible Net Worth.

For purposes of paragraphs (b) and (c), any Lien existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Borrower or a Subsidiary shall be deemed to have been created at that time.

Section 7.2      Disposition of Assets. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any sale, transfer, lease (as lessor), loan or other disposition of any property or assets (an “Asset Sale”), other than:

(a)       Asset Sales in the ordinary course of business, including sales of real estate consistent with its past practices;

(b)       Asset Sales of property or assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary; or

(c)	other Asset Sales, provided that in each case

(i)        immediately before and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and

(ii)       the aggregate net book value of the property or assets disposed of in such Asset Sale and all other Asset Sales by the Borrower and its Subsidiaries during the term of this Agreement does not exceed twenty percent (20%) of Consolidated Tangible Net Worth.

Section 7.3      Consolidations and Mergers. The Borrower shall not, and shall not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except (a) the Borrower may consolidate with or merge with any Person provided that the Borrower is the surviving or acquiring party in such transaction and (b) any Subsidiary of the Borrower may (i) consolidate with or merge with or convey or transfer all or substantially all of its assets to the Borrower (provided that the Borrower shall be the surviving or acquiring party) or a then-existing Wholly-Owned Subsidiary (provided that such Wholly-Owned Subsidiary shall be the surviving or acquiring party) or (ii) consolidate with or merge with any other Person provided that such Subsidiary is the surviving or acquiring party in such transaction or (iii) transfer all or substantially all of its assets to any Person in an Asset Sale permitted by Section 7.2.

Section 7.4      Loans and Investments. The Borrower shall not, and shall not permit any Subsidiary to, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (together, “Investments”), except for:

(a)       Investments held by the Borrower or any Subsidiary in cash equivalents or short term marketable securities;

(b)       extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)       extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;

(d)       pledges or deposits as required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(e)       advances, loans or extensions of credit in the ordinary course of business to employees; provided that the aggregate amount thereof shall not exceed $500,000;

(f)	Investments incurred in order to consummate Permitted Acquisitions;

(g)       the purchase by the Borrower of its capital stock (subject to the restrictions of Section 7.7); and

(h)       Investments not otherwise permitted by the foregoing paragraphs (a) through (g) not at any time exceeding twenty percent (20%) of Consolidated Tangible Net Worth.

Section 7.5      Limitation on Subsidiary Debt. The Borrower shall not permit any Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Debt except:

(a)	Debt secured by Liens permitted by Sections 7.1(b) through (d),
(b)	Debt owing to the Borrower or a Wholly-Owned Subsidiary, and

(c)       other Debt, provided that the aggregate unpaid principal amount of all such other Debt does not at any time exceed twenty percent (20%) of Consolidated Tangible Net Worth.

For purposes of this Section 7.5, a Subsidiary shall be deemed to have incurred Debt in respect of any obligation previously owed to the Borrower or to a Wholly-Owned Subsidiary on the date the obligee ceases for any reason to be the Borrower or a Wholly-Owned Subsidiary, and a Person that hereafter becomes a Subsidiary shall be deemed at that time to have incurred all of its outstanding Debt.

Section 7.6      Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any material transaction with any Affiliate of the Borrower (other than a Subsidiary), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

Section 7.7      Use of Proceeds. The Borrower shall not permit more than 25% of the value of the assets of the Borrower and its Subsidiaries that are subject to any arrangement hereunder restricting the ability of the Borrower or such Subsidiary to sell, pledge or otherwise dispose of assets to consist of Margin Stock and the Borrower shall not and shall not permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (a) for any purpose that entails a violation of any of the regulations of the FRB, including Regulations U and X, or (b) make any Acquisition other than a Permitted Acquisition.

Section 7.8      ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 7.9      Change in Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

Section 7.10    Restriction on Subsidiary Dividends. The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement which would restrict the declaration or payment of dividends or similar distributions by any Subsidiary to the Borrower or another Subsidiary.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1      Events of Default. Any of the following shall constitute an “Event of Default”:

(a)       Non-Payment. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

(b)       Representation or Warranty. Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

(c)       Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.3(a), Section 6.4(a) or Article VII.

(d)       Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of forty-five (45) days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender.

(e)       Cross-Acceleration. The Borrower (i) fails to make any payment in respect of any Debt or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $75,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Debt or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document if the effect of such failure, event or condition is that such Debt is declared to be due and payable prior to its stated maturity, or such Contingent Obligation becomes payable or cash collateral in respect thereof is demanded.

(f)        Insolvency; Voluntary Proceedings. The Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(g)	Involuntary Proceedings.

(i)        Any involuntary Insolvency Proceeding is commenced or filed against the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy;

(ii)       the Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or

(iii)      the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(h)	ERISA.

(i)        The Borrower or an ERISA Affiliate incurs liability under Title IV of ERISA with respect to a Pension Plan, a Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; or

(ii)        a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Section 412 of the Code.

(i)        Monetary Judgments. One or more judgments, decrees or arbitration awards is entered against the Borrower involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $75,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof.

(j)        Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(k)	Change of Control. Any Change of Control occurs.

Section 8.2      Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, and upon notice to the Borrower,

(a)       declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Obligations (other than obligations under any Hedging Agreement), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)       exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law;

provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.1 (but in the case of clause (i) of paragraph (g) only, upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.3      Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1      Appointment. Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article IX shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

Section 9.2      Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 9.3      Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except to the extent any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent (i) shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries and (ii) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates.

Section 9.4      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, electronic mail, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.9. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.5      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Unmatured Event of Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Unmatured Event of Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the

Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

Section 9.6      Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise) or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

Section 9.7      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.8      Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving thirty (30) days notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right after consultation with the Borrower to appoint from among the Lenders a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may after consultation with the Borrower, on behalf of the Lenders, appoint a successor Administrative Agent, from among the Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 10.2 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 9.9      No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Lead Arranger and the titled agents listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1	Notices.

(a)       Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail or by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)       Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, IL 60045-5201
Attention: Mr. Neil Drohan

Telephone No.: 847-535-1084
Telecopy No.: 847-535-9231

With copies to:	W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, IL 60045-5201
Attention: Corporate Secretary
Telephone No.: 847-535-0518
Telecopy No.: 847-535-1045

If to Wachovia as	Wachovia Bank, National Association
Administrative Agent:	1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone: (704) 383-3721
Telecopy: (704) 383-0288
With copies to:	Wachovia Bank, National Association
301 South College Street, 15th Floor
Charlotte, North Carolina 28288
Attention: Mr. David K. Hall
Telephone No.: (704) 383-3727
Telecopy No.: (704) 383-1625

If to any Lender:	To the address set forth on Schedule 1.1 hereto

(c)       Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

Section 10.2	Expenses; Indemnity.

(a)       The Borrower will (a) pay all reasonable and documented out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent and its Affiliates in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all reasonable out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable and documented out-of-pocket expenses of the

Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, enforcing any Obligations of, or collecting any payments due from, the Borrower or any guarantor by reason of an Event of Default (including in connection the enforcement of any guaranty agreement) and (c) defend, indemnify and hold harmless the Administrative Agent (and any sub-agent thereof) and the Lenders, and each Related Party of any of the foregoing persons (each such person, an “Indemnitee”), from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any Indemnitee in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document or any documents, reports or other information provided to any Indemnitee or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding the foregoing, nothing in this Section shall require the Borrower to reimburse the Administrative Agent or any Lender in duplication of any liability of the Borrower under Sections 3.8, 3.9, 3.10 and 3.11. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.2(a) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, but without affecting the Borrower’s reimbursement obligations, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.2(a) are subject to the provisions of Section 3.7.

(b)       To the fullest extent permitted by applicable law, the Borrower, the Administrative Agent and each Lender shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of the Borrower pursuant to Section 10.2(a). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.3    Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and each of their Affiliates and any participant of a Lender in accordance with Section 10.9 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding payroll accounts) and any other indebtedness at any time held or owing by such Lender or any such Assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations (to the extent then due and payable). Notwithstanding the preceding sentence, each Lender agrees to notify the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.4    Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Illinois, without reference to the conflicts or choice of law principles thereof.

Section 10.5	Jurisdiction and Venue.

(a)       Jurisdiction. The Borrower hereby irrevocably submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts located in Cook County, Illinois and Mecklenburg County, North Carolina (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each of the parties hereto agrees that a final judgment in any such action, claim or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 10.1. Nothing in this Section 10.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

(b)       Venue. The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

Section 10.6	Reserved.

Section 10.7    Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 10.8    Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.

Section 10.9	Successors and Assigns; Participations.

(a)       Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)       Assignment by Lenders. Each Lender may, with the consent of the Borrower (so long as no Event of Default has occurred and is continuing and except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund) and the consent of the Administrative Agent (except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund), which consents shall not be unreasonably withheld or delayed, assign to one or more financial institutions all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans at the time owing to it and the Notes, if any, held by it); provided that:

(i)        each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement;

(ii)       if less than all of the assigning Lender’s outstanding Loans are to be assigned, the outstanding Loans so assigned shall not be less than $5,000,000;

(iii)      the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F attached hereto (an “Assignment and Acceptance”), together with any Note or Notes subject to such assignment;

(iv)      such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the SEC or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

(v)       the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,500 for each assignment upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to one of its Affiliates or Approved Funds.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.2. The Administrative Agent shall promptly record each Assignment and Acceptance delivered to it in conformity with the terms of this Section 10.9.

(c)       Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

(d)       Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)       Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee together with any Note or Notes requested by or on behalf of such assignee subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit F:

(i)	accept such Assignment and Acceptance;
(ii)	record the information contained therein in the Register; and

(iii)      promptly deliver a copy of such Assignment and Acceptance to the Borrower.

If requested by or on behalf of such assignee, within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note to the order of such assignee in amounts equal to the Loans assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender, if requested, in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

(f)        Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and the Notes held by it); provided that:

(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)       such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)      such Lender shall remain the holder of the Note held by it for all purposes of this Agreement;

(iv)      the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(v)       such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the collateral (if any); and

(vi)      any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the SEC to apply to qualify the Loans or the Notes under the blue sky law of any state.

(g)       Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications solely for the purpose of obtaining league table credit, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent and Lenders may disclose any such information (i) to the extent such disclosure is required by law or requested by any regulatory authority, (ii) to such Lender’s independent auditors and other professional advisors and (iii) to Affiliates of such Lender or Administrative Agent and to their respective agents and advisors. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 10.9, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

(h)       Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including under its Note, if any) to any Federal Reserve Bank in accordance with Applicable Law.

Section 10.10  Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that, no amendment, waiver or consent shall (a) reduce the rate of or forgive any interest or fees payable on any Loan other than fees to the Administrative Agent or the Lead Arranger (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), (b) reduce or forgive the principal amount of any Loan, (c) extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan or any fee or commission with respect thereto, (d) permit any subordination of the principal or interest on any Loan, (e) release the Borrower from the Obligations (other than Hedging Obligations) hereunder, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower’s rights and obligations hereunder, (g) amend the provisions of this Section 10.10 or the definition of Required Lenders or (h) change or waive any provision of this Agreement or any other Loan Document requiring pro rata treatment of the Lenders, including, without limitation, Section 3.5 or 3.6, in each case without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article IX or to the other rights and duties of the Administrative Agent hereunder shall be made without the written consent of the Administrative Agent.

Section 10.11  Performance of Duties. The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

Section 10.12  All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

Section 10.13  Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 10.14  Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 10.15  Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.16  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

Section 10.17  Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 10.18  Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

Section 10.19  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.20  PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 10.21	Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)       In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

(b)       The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI and VII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VII.

Section 10.22  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lead Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, (B) irrespective of whether any Lender, the Lead Arranger, the Administrative Agent or any of their Affiliates has advised or is advising the Borrower on other matters, the Borrower shall not claim any such fiduciary, advisory or agency relationship or services and the Borrower acknowledges that none of the Administrative Agent, any Lender, the Lead Arranger or any of their Affiliates owes a fiduciary or similar duty to the Borrower and; and (iii) the Administrative Agent, the Lenders and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

W.W. GRAINGER, INC., as Borrower

By:	/s/ P.M. West
Name:	P.M. West
Title:	Vice President and Treasurer

Signature Page to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ David K. Hall
Name:	David K. Hall
Title:	Director

Signature Page to Credit Agreement

JP MORGAN CHASE BANK, N.A., as Syndication Agent and a Lender

By:	s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

Signature Page to Credit Agreement

COMMERCE BANK, N.A., as Documentation Agent and a Lender

By:	/s/ Todd S. Sturza
Name:	Todd S. Sturza
Title:	Regional Vice President

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Documentation Agent and a Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Charles R. Dickerson
Name:	Charles R. Dickerson
Title:	Managing Director

Signature Page to Credit Agreement

BANK OF CHINA, NEW YORK BRANCH as a Lender

By:	/s/ Richard Bradspies
Name:	Richard Bradspies
Title:	Deputy General Manager

Signature Page to Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Patricia Helman
Name:	Patricia Helman
Title:	Vice President

By:	/s/ Miguel Lara
Name:	Miguel Lara
Title:	Managing Director

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	General Manager

Signature Page to Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James N. DeVries
Name:	James N. DeVries
Title:	Senior Vice President

Signature Page to Credit Agreement

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Jim C.Y. Chen
Name:	Jim C.Y. Chen
Title:	Vice President and General Manger

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ W.J. Bowne
Name:	W.J. Bowne
Title:	Managing Director

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Keith L. Burson
Name:	Keith L. Burson
Title:	Vice President

Signature Page to Credit Agreement

WILLIAM STREET LLC, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to Credit Agreement

HSBC BANK USA, NA, as a Lender

By:	/s/Graeme Robertson
Name:	Graeme Robertson
Title:	Vice President

Signature Page to Credit Agreement

CATHAY UNITED BANK, as a Lender

By:	/s/ Allen Peng
Name:	Allen Peng
Title:	EVP & General Manager

Signature Page to Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Keely W. McGee
Name:	Keely W. McGee
Title:	Vice President

Signature Page to Credit Agreement

FIRST COMMERCIAL BANK NEW YORK AGENCY, as a Lender

By:	/s/ Yu-Mei Hsiao
Name:	Yu-Mei Hsiao
Title:	Assistant General Manager

Signature Page to Credit Agreement

MALAYAN BANKING BERHAD, NEW YORK BRANCH, as a Lender

By:	/s/ Fauzi Zulkifli
Name:	Fauzi Zulkifli
Title:	General Manager

Signature Page to Credit Agreement

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Tsang-Pei Hsu
Name:	Tsang-Pei Hsu
Title:	VP & Deputy General Manager

Signature Page to Credit Agreement

THE CHIBA BANK, LTD., as a Lender

By:	/s/ Morio Tsumita
Name:	Morio Tsumita
Title:	General Manager

Signature Page to Credit Agreement

W.W. GRAINGER, INC.

EXHIBITS

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Assignment and Acceptance

EXHIBIT A

to

Credit Agreement

dated as of May 6, 2008

by and among

W.W. Grainger, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wachovia Bank, National Association,

as Administrative Agent

FORM OF NOTE

Borrower’s Taxpayer Identification No. 36-1150280

NOTE

$___________	May ___,2008
Charlotte, North Carolina

FOR VALUE RECEIVED, W.W. GRAINGER, INC., a corporation organized under the laws of Illinois (the “Borrower”), hereby promises to pay to the order of

______________________________ (the “Lender”), at the offices of Wachovia Bank, National Association (the “Administrative Agent”) located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of May __, 2008 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto, and Wachovia Bank, National Association, as Administrative Agent, the principal sum of

__________________________ DOLLARS ($___________), under the terms and conditions of this term loan promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Note is one of a series of Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of Illinois without reference to the conflicts or choice of law principles thereof.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.

W.W. GRAINGER, INC., as Borrower

By:
Name:
Title:

EXHIBIT B

to

Credit Agreement

dated as of May 6, 2008

by and among

W.W. Grainger, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wachovia Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: May __, 2008

Wachovia Bank, National Association

  as Administrative Agent

Charlotte Plaza, CP-23

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.2(a) of the Credit Agreement dated as of May 6, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among W.W. Grainger, Inc., a corporation organized under the laws of Illinois (the “Borrower”), the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.         The Borrower hereby requests that the Lenders make a Loan to the Borrower on the Closing Date in the aggregate principal amount of $500,000,000.

2.         The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)

[Base Rate or LIBOR Rate]

3.         The principal amount of all Loans outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4.         All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the Closing Date.

5.         Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the ____ day of May, 2008.

W.W. GRAINGER, INC., as Borrower

By:
Name:
Title:

EXHIBIT C

to

Credit Agreement

dated as of May 6, 2008

by and among

W.W. Grainger, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wachovia Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: May __, 2008

Wachovia Bank, National Association,

  as Administrative Agent

Charlotte Plaza, CP-23

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.2(b) of the Credit Agreement dated as of May 6, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among W.W. Grainger, Inc., a corporation organized under the laws of Illinois (the “Borrower”), the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.         The Administrative Agent is hereby authorized to disburse all Loan proceeds under the Credit Agreement into the following account(s):

____________________________

ABA Routing Number: _________

Account Number: _____________

2.         Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

            IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the ____ day of May, 2008.

W.W. GRAINGER, INC., as Borrower

By:
Name:
Title:

EXHIBIT D

to

Credit Agreement

dated as of May 6, 2008

by and among

W.W. Grainger, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wachovia Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _________, 20__

Wachovia Bank, National Association,

  as Administrative Agent

Charlotte Plaza, CP-23

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of May 6, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among W.W. Grainger, Inc., a corporation organized under the laws of Illinois (the “Borrower”), the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.         The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: _______________. (Complete with an amount in accordance with Section 2.3(b) of the Credit Agreement.)

2.         The Borrower shall repay the above-referenced Loans on the following Business Day: _______________. (Complete with a Business Day at least one (1) Business Day subsequent to the date of this Notice of Prepayment with respect to any Base Rate Loan and three (3) Business Days subsequent to the date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

3.         Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

            IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the ____ day of __________, 20__.

W.W. GRAINGER, INC., as Borrower

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of May 6, 2008

by and among

W.W. Grainger, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wachovia Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: ___________, 20__

Wachovia Bank, National Association,

  as Administrative Agent

Charlotte Plaza, CP-23

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you pursuant to Section 3.2 of the Credit Agreement dated as of May 6, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among W.W. Grainger, Inc., a corporation organized under the laws of Illinois (the “Borrower”), the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.         This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

( )	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_______________.
(b)	The principal amount of such Loan to be converted is $_______________.
(c)	The requested effective date of the conversion of such Loan is _______________.
(d)	The requested Interest Period applicable to the converted Loan is _______________.
( )	Converting a portion of a LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_______________.
(b)	The last day of the current Interest Period for such Loan is _______________.
(c)	The principal amount of such Loan to be converted is $_______________.

(d)	The requested effective date of the conversion of such Loan is _______________.
( )	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_______________.
(b)	The last day of the current Interest Period for such Loan is _______________.
(c)	The principal amount of such Loan to be continued is $_______________.
(d)	The requested effective date of the continuation of such Loan is _______________.
(e)	The requested Interest Period applicable to the continued Loan is _______________.

2.         The principal amount of all Loans outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3.         All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

4.         Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

            IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the ____ day of __________, 20__.

W.W. GRAINGER, INC., as Borrower

By:
Name:
Title:

EXHIBIT F

to

Credit Agreement

dated as of May 6, 2008

by and among

W.W. Grainger, Inc.,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wachovia Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Dated as of: ___________, 20__

Reference is made to the Credit Agreement dated as of May 6, 2008 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among W.W. Grainger, Inc., a corporation organized under the laws of Illinois (the “Borrower”), the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.

_______________ (the “Assignor”) and _______________ (the “Assignee”) agree as follows:

1.         The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), the assigned interest set forth on Schedule 1 hereto and all of the Assignor’s interest, rights and obligations with respect to such interest (the “Assigned Interest”). This Assignment and Acceptance is entered pursuant to, and authorized by, Section 10.9 of the Credit Agreement.

The Assignor (a) represents that, as of the date hereof, the outstanding balances of its Loans (as unreduced by any assignments thereof which have not yet become effective) under the Credit Agreement is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under the Credit Agreement or any other instrument or document furnished or executed pursuant thereto.

2.         The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor or any other Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (f) agrees to hold all confidential information in a manner consistent with the provisions of Section 10.9(g) of the Credit Agreement; and (g) includes herewith for the Administrative Agent the forms required by Section 3.11(e) of the Credit Agreement (if not previously delivered).

3.         The effective date for this Assignment and Acceptance shall be as set forth on Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for, to the extent required by the Credit Agreement, consent by the Borrower and the Administrative Agent and acceptance and recording in the Register.

4.         Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

5.         Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.         THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

7.         This Assignment and Acceptance may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

[Signature Pages Follow]

WITNESS the following signatures as of the _____ day of __________, 20__.

ASSIGNOR:

By:
Name:
Title:

Outstanding Loans:	$

ASSIGNEE:

By:
Name:
Title:

Outstanding Loans:	$

*	The Outstanding Loans of the Assignor and the Assignee set forth on this signature page are as of the Effective Date of this Assignment and Acceptance.

Acknowledged and Consented to on behalf of the Borrower: 1

W.W. GRAINGER, INC., as Borrower

By:
Name:
Title:

Consented to and Accepted by:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

_________________________

1 If applicable pursuant to Section 10.9.

Schedule 1

to

Assignment and Acceptance

Assignment and Acceptance pursuant to the Credit Agreement dated as of May 6, 2008, as amended, restated, supplemented or otherwise modified, by and among W.W. Grainger, Inc., a corporation organized under the laws of Illinois, the Lenders who are or may become a party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent.

1.	Effective Date	__________, 20 ____

2.	Assignor’s Interest
Prior to Assignment

	(a) Outstanding balance of Loans	$_________

3.	Assigned Interest of Loans	$_________

4.	Assignee’s Loans
After Effective Date:

(a) Total outstanding balance of
	Assignee’s Loans	$_________

5.	Retained Interest of Assignor after
Effective Date:

	(a) Outstanding balance of Assignor’s Loans	$_________

6.	Payment Instructions

(a) If payable to Assignor,
to the account of Assignor to

_________________________
_________________________
ABA No.: ________________
Account Name: ____________
Account No.: _____________
Attn: ____________________
Ref: _____________________

(b) If payable to Assignee, to the account
of Assignee to:

_________________________
_________________________
ABA No.: ________________
Account Name: ____________
Account No.: _____________
Attn: ____________________
Ref: _____________________

Schedule 1.1

Lenders and Commitments

LENDER	COMMITMENT
Wachovia Bank, National Association 301 South College Street, 15th Floor Charlotte, North Carolina 28288 Attention: David K. Hall Telephone No.: (704) 383-3727 Telecopy No.: (704) 383-1625	$67,500,000.00
JPMorgan Chase Bank, N.A. 105 Dearborn, ILI-0364 Chicago, IL 60603 Attention: Suzanne Ergastolo Telephone No.: (312) 325-3221 Telecopy No.: (312) 325 3239	$35,000,000.00
Commerce Bank, N.A. 2005 Market Street, 2nd Floor Philadelphia, PA 19103 Attention: Todd A. Sturza Telephone No.: (215) 282-2471 Telecopy No.: (215) 282-4032	$35,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd. 227 West Monroe Street, Suite 2300 Chicago, IL 60606 Attention: Diane Tkach Telephone No.: (312) 696-4663 Telecopy No.: (312) 696-4535	$35,000,000.00
Bank of America, N.A. Bank of America Plaza 101 S. Tryon Street NC1-002-28-19 Charlotte, NC 28255 Attention: Charles R. Dickerson Telephone No.: (704) 386-5514 Telecopy No.: (704) 386-3893	$30,000,000.00

Bank of China, New York Branch 410 Madison Avenue New York, NY 10017 Attention: David Hoang Telephone No.: (212) 935-3101 Ext. 229 Telecopy No.: (212) 308-4993	$30,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch 1345 Ave of the Americas New York, NY 10105 Attention: Jorge Gonzalez Telephone No.: (212) 728-1673 Telecopy No.: (212) 333-2904	$30,000,000.00
Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172 Attention: Bijal Patel Telephone No.: (212) 224-4091 Telecopy No.: (212) 224-4384	$30,000,000.00
U.S. Bank, National Association 209 South LaSalle Street, Suite 410 Chicago, IL 60604 Attention: James N. Devries Telephone No.: (312) 325-8885 Telecopy No.: (312 325-8754	$27,500,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch 685 3rd Avenue, 29th Floor New York, NY 10017 Attention: Nelson Chou Telephone No.: (212) 651-9770 Ext. 24 Telecopy No.: (212) 651-9785	$22,500,000.00
PNC Bank, National Association 249 Fifth Avenue Pittsburgh, PA 15222 Attention: Alison Rabold Telephone No.: (412) 768-5342 Telecopy No.: (412) 705-3232	$22,500,000.00

The Northern Trust Company 50 S. LaSalle St, L-8 Chicago, IL 60603 Attention: Keith Burson Telephone No.: (312) 444-3099 Telecopy No.: (312) 444-4906	$22,500,000.00
William Street, LLC c/o Goldman Sachs & Co. 30 Hudson Street, 17th Floor Jersey City, NJ 07032 Attention: Pedro Ramirez Telephone No.: (917) 343-8319 Telecopy No.: (212) 428-1243	$22,500,000.00
HSBC Bank USA, NA 71 S. Walker, Suite 2700 Chicago, IL 60606 Attention: Graeme Robertson Telephone No.: (312) 357-3997 Telecopy No.: (312) 357-3999	$20,000,000.00
Cathay United Bank 725 S. Figueron Street, # 4150 Los Angeles, CA 90017 Attention: Clement Au Telephone No.: (213) 243-1234 ext 103 Telecopy No.: (213) 627-6817	$15,000,000.00
Compass Bank 15 South 20th Street, Suite 1501 Birmingham, AL 35233 Attention: Keely W. McGee Telephone No.: (205) 297-5920 Telecopy No.: (205) 297-3901	$15,000,000.00
First Commercial Bank, New York Agency 750 Third Ave, 34th Floor New York, NY 10017 Attention: Val Shih Telephone No.: (212) 599-6868 ext 215 Telecopy No.: (212) 599-6133	$10,000,000.00

Malayan Banking Berhad, New York Branch 400 Park Avenue, 9th Floor New York, NY 10022 Attention: Nor Akmar Wallace Telephone No.: (212) 303-1319 Telecopy No.: (212) 308-0109	$10,000,000.00
Mega International Commercial Bank Co., Ltd. New York Branch 65 Liberty Street New York, NY 1005 Attention: Ifen Lee Telephone No.: (212) 815-9107 Telecopy No.: (212) 766-5006	$10,000,000.00
The Chiba Bank, Ltd. 1133 Avenue of the Americas, 15th Floor New York, NY 10036 Attention: Carmen A. Augustino Telephone No.: (212) 354-8390 Telecopy No.: (212) 354-8575	$10,000,000.00
TOTAL	$500,000,000.00

Schedule 5.5

Litigation

As reported by Borrower in its public filings, the Borrower received a letter in December 2007 from the Commercial Litigation Branch of the Civil Division of the Department of Justice (the “DOJ”) regarding the Company’s contract with the United States General Services Administration (the “GSA”). The letter suggested that the Borrower had not complied with the contract’s disclosure obligations and pricing provisions, and had potentially overcharged government customers under the contract. As also reported, the DOJ subsequently intervened in a previously filed civil “qui tam” action alleging non-compliance with the contract and with the country of origin provisions of the Trade Agreement Act.

In March 2008, the Borrower began the process of meeting with the DOJ to discuss the DOJ’s allegations and damage estimates. The timing and outcome of these discussions are uncertain and could include settlement or civil litigation by the DOJ to recover, among other amounts, treble damages and penalties under the False Claims Act. While this matter is not expected to have a material adverse effect on the Borrower’s financial position, an unfavorable resolution could result in material payments by the Borrower. The Borrower continues to believe that it has complied with the GSA contract in all material respects.

Schedule 5.7

ERISA Compliance

None, it being understood that the Borrower does not maintain any Pension Plans or contribute to any Multiemployer Plans.

Schedule 5.15

Subsidiaries and Material Equity Investments

A.	Subsidiaries

Acklands - Grainger Inc. (Canada)

Dayton Electric Manufacturing Co. (Illinois)

Grainger Caribe, Inc. (Illinois)

Grainger International, Inc. (Illinois)

Grainger Global Holdings, Inc. (Delaware)

Grainger China LLC (China)

Grainger Global Trading (Shanghai) Company Limited (China)

Grainger India Private Limited (India)

Grainger Panama S.A. (Panama)

Grainger Services International Inc. (Illinois)

ProQuest Brands, Inc. (Illinois)

WWG de Mexico, S.A. de C.V. (Mexico)

Grainger, S.A. de C.V. (Mexico)

WWG Servicios, S.A. de C.V. (Mexico)

Lab Safety Supply, Inc. (Wisconsin)

B.	Other material equity investments

MRO Korea Co., Ltd. (Korea) (49% owned)

MonotaRO Co., Ltd. (Japan) (38.8% owned)

Schedule 5.16

Insurance

None.

Schedule 7.1

Liens

None.